EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS NAMES ROBERT JONES
VICE PRESIDENT, HUMAN RESOURCES
SAN DIEGO, CA – January 29, 2007 — Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced the appointment of Robert Jones as Vice President, Human Resources, a newly created position.
“We are extremely pleased to add Bob to our executive management team,” said Ken Cohen, Somaxon’s President and CEO. “We are confident that his range of skills and management expertise will serve Somaxon well as we continue to build our company.”
Mr. Jones brings to Somaxon more than 20 years of senior management human resources experience. Most recently, Jones served as Executive Vice President of DHR International, an executive recruiting firm. Previously, he was Vice President, Human Resources at Cancervax Corporation. Prior to that, he was Vice President, Human Resources at Women First Healthcare, Inc., and he has held senior management positions in human resources in several other organizations. He earned a bachelor’s degree in education and speech and a master’s degree in personnel administration, both from Ball State University in Indiana.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. Somaxon expects to file a New Drug Application with the U.S. Food and Drug Administration for SILENOR™ in the third quarter of 2007, assuming that its preclinical studies proceed as currently scheduled. Somaxon has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results and a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.

For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to attract and retain key personnel, the progress and timing of clinical trials and product development efforts and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.
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